Exhibit 99.1

May 11, 2021

HAMDEN, Conn. -- TransAct® Technologies is saddened to announce the passing of longtime Board Member, Thomas R. Schwarz.

“Tom was not just a Board Member here at TransAct, he was an incredible mentor, a lifelong friend, and a true leader of the company. Tom served on the Board over 24 years as an independent director, and leaves behind a legacy of driving innovation and transformation here at TransAct that saw us through some of our most complex business challenges. We cannot be more thankful to him for his service to the company and he will be greatly missed by the TransAct family. Tom was an incredible teacher to me, and I am forever grateful to have had the opportunity to have known and learned from him,” stated Bart Shuldman, Chairman and CEO of TransAct.

Tom had been on the Board of Directors at TransAct for over 24 years. Previously, Tom held the position of Chairman & Chief Executive Officer of Grossmans, a leading retailer of building materials in the Northeastern United States. Prior to that, Tom held a number of senior leadership positions including Chief Operating Officer & Director of Dunkin’ Donuts.

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About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

BOHA! is a trademark of TRANSACT Technologies Incorporated. ©2021 TRANSACT Technologies Incorporated. All rights reserved.

Investor Contact:
Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290